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                           Exhibit 21.1

                     The Grand Union Company
                        Subsidiary Listing

Grand Union Stores of New Hampshire, Inc.
Grand Union Stores of Vermont
Merchandising Services, Inc.
Specialty Merchandising Services, Inc.